Exhibit 99.2

RECONCILIATION OF EBITDA TO COMPARABLE GAAP MEASURES

IEC Electronics Corp.

Consolidated Reconciliation of Net Income to EBITDA

(thousands)

Fiscal Years Ended September 30, 2010 and September 30, 2011

	September 30, 2010	September 30, 2011

Net Income	4,655	6,760

Provision for / (benefit from) Income Tax	2,400	3,056

Depreciation & Amortization Expense	1,224	3,257

Net Interest Expense / (Income)	814	1,601

EBITDA	9,093	14,674

Net Income Increase 9/30/2010 to 9/30/2011		45%

EBITDA Increase 9/30/2010 to 9/30/2011		61%